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                                                                   Exhibit 5.2

April 19, 2000

Board of Directors
Biovail Corporation


We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-92229) pertaining to the 1993 Stock Option Plan and the 1996 Employee Stock Purchase Plan of Biovail Corporation of our compilation report and Comment to United States readers on Canadian and United States reporting differences dated March 17, 2000 relating to the unaudited pro forma combined statements of operations of Biovail Corporation for the year ended December 31, 1999, which are included in the Company's Form 6-K dated April 19, 2000.


Yours truly,


/s/ Ernst & Young LLP